RESIGNATION

To:

Board of Directors

SKYVIEW HOLDINGS CORP., a Delaware corporation

I, Donald R. McKelvey, hereby tender my resignation as a Director of SKYVIEW HOLDINGS CORP., a Delaware corporation (the “Company”), effective immediately following the effectiveness of Tony F. Frudakis’ appointment to the Board of Directors of the Company.

Dated as of November 24, 2010.

/s/ Donald R. McKelvey

Donald R. McKelvey